Exhibit 99

FOR IMMEDIATE RELEASE

NEWS RELEASE
Triad Guaranty Inc.
Nasdaq Symbol: TGIC
www.triadguaranty.com


Contact: Ron Kessinger
         Executive Vice President, Chief Financial Officer
         800-451-4872 ext.1104
         rkessinger@tgic.com


                           TRIAD GUARANTY INC. REPORTS
                 FOURTH QUARTER 2003 NET INCOME OF $13.6 MILLION


WINSTON-SALEM, N.C., January 30, 2004 -- Triad Guaranty Inc. (Nasdaq: TGIC) today reported fourth quarter 2003 net income of $13.6 million compared to $12.0 million in the fourth quarter of 2002, an increase of 13 percent. Diluted earnings per share increased 11 percent for the quarter to $0.93 compared to $0.84 in the fourth quarter of 2002. Included in net income in the fourth quarter of 2003 were realized investment gains of $1.5 million compared to $154 thousand in the same quarter of 2002.

Net income for the full year 2003 was $51.1 million compared to $45.1 million last year, an increase of 13 percent. For the full year 2003, diluted earnings per share were $3.52 compared to $3.15 for 2002, an increase of 12 percent. Included in net income for 2003 were $3.0 million of realized investment gains. Net income for 2002 included $2.5 million of realized investment losses.

Darryl W. Thompson, President and Chief Executive Officer, said, "We are pleased to report record earnings for both the fourth quarter and the full year. At the same time, 2003 proved to be the most challenging year in Triad's history. The low interest rate environment generated a significant amount of refinancing activity resulting in a high run off of our insurance in force. This put pressure on earned premiums, as well as expenses through the accelerated amortization of deferred acquisition costs. Despite these conditions, we continued to grow earned premium and insurance in force. We are encouraged by the strength of our core results and the success of our strategic initiatives to expand our relationships and market penetration with selected national lenders."

Insurance in force reached $31.7 billion at December 31, 2003 compared to $25.4 billion at December 31, 2002, an increase of 25 percent over the past year. Total insurance written for the fourth quarter of 2003 was $5.2 billion, up 39 percent from $3.8 billion in the fourth quarter of 2002. For the full year 2003, total insurance written amounted to $20.5 billion, an increase of 53 percent over the prior year. Insurance written on flow business in the fourth quarter of 2003 totaled $3.3 billion, down 13 percent from $3.8 billion in the fourth quarter of 2002, reflecting the drop in refinance activity. For the year, insurance written on flow business amounted to $16.6 billion in 2003 compared to $12.2 billion in 2002. Insurance written attributable to structured bulk transactions totaled $2.0 billion in the fourth quarter and $3.9 billion for the full year of 2003 compared to none written in the fourth quarter of 2002 and $1.2 billion for the full year of 2002.

Refinance business accounted for 38.5 percent of flow insurance written for the fourth quarter of 2003 compared to 47.0 percent for the same period of 2002. Persistency, or the percentage of insurance remaining in force compared to one year prior, was 50.7 percent at December 31, 2003 compared to 60.9 percent at December 31, 2002.

The Company's expense ratio was 34.0 percent in the fourth quarter of 2003 compared to 35.2 percent in the fourth quarter of 2002. For the full year 2003, the expense ratio was 32.3 percent compared to 34.6 percent in 2002. The loss ratio was 21.6 percent for the fourth quarter of 2003, compared to 15.4 percent for the fourth quarter of 2002 and 19.9 percent for all of 2003 compared to 13.4 percent in 2002. The Company's ratio of delinquent loans to total policies in force was 1.80 percent at December 31, 2003, 1.67 percent at September 30, 2003, and 1.25 percent at December 31, 2002. Incurred losses were impacted by increases in paid losses to $5.3 million for the fourth quarter 2003 compared to $2.9 million in the same period a year ago, and by an increase in the reserves due to increases in the Company's delinquencies.

According to Thompson, "We are encouraged by the outlook for 2004. The drop in refinancings experienced in the later part of 2003 and a slow, steady improvement in the economy bode well for this year. In looking ahead, we anticipate an increase in earned premium through both an improvement in persistency and our increased penetration of the marketplace. Also, we expect our expense ratio to continue to decline as a result of lower amortization of deferred policy acquisition expenses coupled with increasing written premium. Based upon our current mix of business and the expected seasoning of our existing portfolio, we anticipate an increase in incurred losses and loss ratio in 2004. Our loss development for 2003 continues to meet our expectations."

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing mortgage insurance (MI) to residential mortgage lenders. Private MI makes homeownership available to borrowers with equity of less than 20%, facilitates the sale of mortgage loans in the secondary market and protects lenders from default-related expenses. For more information about Triad Guaranty Insurance Corporation, visit the company's web site at www.triadguaranty.com.

This document contains forward-looking statements which involve various risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Attention is directed to the discussion of risks and uncertainties as part of the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 contained in the Company's most recent annual report, Form 10-K and other reports filed with the Securities and Exchange Commission.

                                     - ### -
  (Relevant Triad Guaranty Inc. financial statistics follow this news release.)

                               Triad Guaranty Inc.
              Selected Consolidated Financial and Statistical Data
                                   (Unaudited)

                                                              Three Months Ended              Twelve Months Ended
                                                                  December 31,                   December 31,
                                                              2003           2002              2003          2002
                                                              ----           ----              ----          ----
INCOME STATEMENT DATA (for period ended):                       (Dollars in thousands except per share amounts)
Premiums written:
       Direct                                               $ 41,695       $ 33,393         $ 154,046      $ 124,214
       Assumed                                                     -              -                 2              3
       Ceded                                                  (7,598)        (5,587)          (27,312)       (18,348)
                                                            --------       --------         ---------      ---------
               Net premiums written                         $ 34,097       $ 27,806         $ 126,736      $ 105,869
                                                            ========       ========         =========      =========
     Earned premiums                                        $ 33,011       $ 27,681         $ 119,732      $ 105,067
     Net investment income                                     4,187          4,226            17,082         16,099
     Realized investment gains (losses)                        1,502            154             3,029         (2,520)
     Other income                                                  3             16                24             72
                                                            --------       --------         ---------      ---------
       Total revenues                                         38,703         32,077           139,867        118,718
     Net losses and loss adjustment expenses                   7,135          4,276            23,833         14,063
     Interest expense on debt                                    693            693             2,772          2,771
     Amortization of deferred policy acquisition costs         5,355          4,319            18,112         13,742
     Other operating expenses - net                            6,239          5,480            22,776         22,900
                                                            --------       --------         ---------      ---------
     Income before income taxes                               19,281         17,309            72,374         65,242
     Income taxes                                              5,720          5,299            21,283         20,139
                                                            --------       --------         ---------      ---------
     Net income                                             $ 13,561       $ 12,010         $  51,091      $  45,103
                                                            ========       ========         =========      =========
     Basic earnings per share                               $   0.94       $   0.85         $    3.57      $    3.21
     Diluted earnings per share                             $   0.93       $   0.84         $    3.52      $    3.15
Weighted average common and common
        stock equivalents outstanding (in thousands)
       Basic                                                  14,433         14,147            14,322         14,060
       Diluted                                                14,627         14,359            14,510         14,332

GAAP OPERATING RATIOS:
     Loss ratio                                                21.6%          15.4%             19.9%          13.4%
     Expense ratio                                             34.0%          35.2%             32.3%          34.6%
     Combined ratio                                            55.6%          50.6%             52.2%          48.0%

OTHER OPERATING INFORMATION ($ millions)
          Total insurance written                           $  5,224       $  3,753         $  20,495      $  13,437
           - Flow                                           $  3,255       $  3,753         $  16,580      $  12,193
           - Bulk                                           $  1,969              -         $   3,915      $   1,244
     New risk written                                       $  1,041       $    881         $   4,307      $   3,059
     Product mix as a % of flow insurance written:
          95% LTV's                                            45.0%          35.9%             41.0%          41.4%
          ARMs                                                 26.1%          14.5%             17.8%          14.9%
          Monthly premium                                      83.1%          78.5%             76.1%          79.7%
          Annual premium                                       16.4%          20.9%             23.4%          19.7%
          Refinances                                           38.5%          47.0%             51.5%          40.1%

Note: The Company periodically enters into structured transactions involving loans that have insurance effective dates within the current reporting period but for which detailed loan information regarding the insured loans is not provided until later. When this occurs, the Company accrues due premium in the reporting period based on each loan's insurance effective date; however, the loans are not reflected in the Company's inforce and related data totals until the loan level detail is reported to the Company. At December 31, 2003, the Company had approximately $1.3 billion of structured transactions with effective dates within the fourth quarter for which loan level detail had not been received and therefore are not included in inforce and related data totals herein.




                     Triad Guaranty Inc.
                 Other Financial Information
                         (Unaudited)

                                                                 December 31,       December 31,
                                                                     2003               2002
                                                                     ----               ----
BALANCE SHEET DATA (at period end):
                                                        (Dollars in thousands except per share amounts)
Assets:
     Cash and invested assets                                       $414,501           $344,814
     Deferred policy acquisition costs                                29,363             28,997
     Prepaid federal income tax                                       98,124             77,786
     Other assets                                                     33,591             31,289
                                                                    --------           --------
          Total assets                                              $575,579           $482,886
                                                                    ========           ========

Liabilities:
     Losses and loss adjustment expenses                            $ 27,186           $ 21,360
     Unearned premiums                                                15,630              8,539
     Deferred income tax                                             115,459             94,241
     Long-term debt                                                   34,486             34,479
     Other liabilities                                                12,887             14,860
                                                                    --------           --------
         Total liabilities                                           205,648            173,479
     Total stockholders' equity                                      369,931            309,407
                                                                    --------           --------
Total liabilities and stockholders' equity                          $575,579           $482,886
                                                                    ========           ========

Stockholders' equity per share:
     Including unrealized gains or losses on investments            $  25.62           $  21.85
     Excluding unrealized gains or losses on investments            $  24.85           $  21.24

Common shares outstanding                                         14,438,637         14,159,601


OTHER STATISTICAL INFORMATION ($ in millions):
Direct insurance in force                                           $ 31,748           $ 25,379
Direct risk in force (gross)                                        $  7,024           $  5,791
Net risk in force                                                   $  6,590           $  5,534
Risk-to-capital ratio                                                 15.3:1             15.5:1
Number of insured loans                                              236,234            190,480
Persistency                                                            50.7%              60.9%
Quarterly persistency run rate                                         46.3%              32.1%
Quarterly net paid claims and LAE ($ thousands)                     $  5,466           $  3,025
     - Flow business                                                $  4,632           $  2,951
     - Bulk business                                                $    834           $     74
Total delinquent loans                                                 4,242              2,379
     - Flow business                                                   3,053              2,120
     - Bulk business                                                   1,189                259
Total delinquency rate                                                 1.80%              1.25%
     - Flow business                                                   1.49%              1.23%
     - Bulk business                                                   3.81%              1.38%
Inforce by credit score
      Under 575                                                         1.3%               0.9%
      575 - 619                                                         4.8%               4.8%
      620 and above                                                    93.9%              94.3%